CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the use in this Annual Report on Form 1-K, of our independent auditors’ report dated May 17, 2018 relating to the statements of financial condition of Secured Real Estate Investment Strategies, LLC, formerly Secured Real Estate Income Fund II, LLC, as of December 31, 2017 and 2016, and the related statements of operations, member's equity (deficit), and cash flows for the year ended December 31, 2017 and the period from June 15, 2016 (Formation) through December 31, 2016, and the related notes to the financial statements.

/s/ dbbmckennon

Newport Beach, California

June 7, 2018